                                                                      EXHIBIT 11


                                 LEAPNET, INC.

             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS


                                                                                                      Three Months Ended April 30,
                                                                                                      ----------------------------
                                                                                                         1999             1998
                                                                                                         ----             ----
Net income (loss)                                                                                     ($211,686)        $14,986

Weighted average number of common
   shares outstanding as used in the basic
   per share calculation                                                                             14,134,000      13,641,000

Net shares issuable upon exercise of
    dilutive outstanding stock options                                                                        0         220,000
                                                                                                     ----------      ----------

Shares used in diluted per share
    calculation                                                                                      14,134,452      13,861,000

Basic earnings per common share                                                                          ($0.01)          $0.00
Diluted earnings per common share                                                                        ($0.01)          $0.00

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